Exhibit 5.1

August 17, 2020

Bridgeline Digital, Inc.

100 Sylvan Road, Suite G-700

Woburn, Massachusetts 01801

Ladies and Gentlemen:

You have requested our opinion, as counsel to Bridgeline Digital, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the proposed offer and sale of up to $4,796,090 of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), in an at the market offering pursuant to a Registration Statement on Form S-3 (File No. 333-239104) (the “Registration Statement”), which was originally filed under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (the “SEC”) on June 12, 2020, and declared effective by the SEC on June 25, 2020, the base prospectus contained in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the proposed offer and sale of the Shares filed with the SEC on August 17, 2020 pursuant to Rule 424(b) of the rules and regulations under the Securities Act (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”). We understand that the Shares are proposed to be offered and sold by the Company through Roth Capital Partners, LLC (the “Agent”) pursuant to an At The Market Offering Agreement dated August 17, 2020 by and between the Company and the Agent (the “Sales Agreement”).

We have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated By-Laws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as we have deemed relevant in connection with this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the accuracy, completeness and authenticity of certificates of public officials.

The opinions set forth in this letter are limited to the Delaware General Corporation Law and the law of the State of California, in each case as in effect on the date hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities or to the sale or issuance thereof. On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and when sold, issued and delivered against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Disclosure Law Group

Disclosure Law Group, a Professional Corporation